José M. Daes, Chief Executive Officer
jdaes@energiasolarsa.com
Christian Daes, Chief Operating Officer
chris@tecnoglass.com
A. Lorne Weil, Non-Executive Chairman
lorne.weil@tecnoglass.com

The Equity Group Inc.
Trusted Partners in IR Since 1974
Devin Sullivan
Senior Vice President
(212) 836-9608
dsullivan@equityny.com

Tecnoglass, Inc. (NASDAQ: TGLS; OTCBB: TGLSW) is a leading manufacturer of hi-spec, architectural glass and windows for the global residential and commercial construction industries. Located in Barranquilla, Colombia, Tecnoglass is the only Colombian-headquartered company listed on NASDAQ.

Investment Highlights

- Tecnoglass believes it is the #1 glass transformation company in Colombia, with ~40% market share.
- Glass Magazine ranked Tecnoglass as the second largest glass fabricator serving the U.S. market in 2013.
- Tecnoglass serves 800+ customers in North, Central and South America; in 2013, ~ 36% of sales were to the U.S.
- Tecnoglass is authorized to sell hurricane windows in Miami-Dade County, FL, one of the most demanding certifications in the world for manufacturers of windows and window frames.
- Meaningful manufacturing and delivery cost advantages over industry peers.
  - Strategic location in Barranquilla, Colombia provides convenient, cost-effective access to the Americas, the Caribbean & the Pacific.
  - 1.2 million square foot manufacturing facility; $29 million capital investment plan completed in 2013.
- Significant growth (2012-2013) in revenue and Adjusted EBITDA, with continued growth expected in 2014.
- Recent public company status has increased bonding capacity to more than $500 million on combined projects, $50 million on single projects.
- July 2014 acquisition of selected assets of RC Aluminum Industries added $70 million in backlog, as well as Miami-Dade Notice of Acceptance for more than 50 products manufactured and sold by RC Aluminum.

Representative Projects


South Dade Miami Cultural Arts Center (Miami, FL)


The W Hotel (Ft. Lauderdale, FL)


Miami Courthouse (Miami, FL)


Trump Plaza (Panama)


4 Waterway Square (The Woodlands, TX)


Park Square at Doral (Miami, FL)


Aeropuerto El Dorado (Bogota)

State-of-the-Art Facility



2013 Revenue Breakdown


$10.2
$4.6
2%
6%
$66.7
36%
56%
$101.8
Colombia
United States
Panama
Other

Barranquilla: *Strategic Location*


Tecnoglass ships its products from Barranquilla to Miami faster and less expensively than its competitors ship from Minneapolis to Miami

- Tecnoglass's operations are located near three major ports in Colombia: *Barranquilla*, *Cartagena*, and *Santa Marta*
- Location favors:
  - Exports to the Americas, the Caribbean, and the Pacific
  - Imports of raw materials
- 4-day transportation to Southeast U.S.

Port of Barranquilla

Financial Overview
(in MMs, except per share data)

Annual Financial Highlights and 2014 Forecast	2014F	2013	2012
Total Revenues	$ 205.7	$ 183.2	$ 130.3
Net Income	$ 16.8 (1)	$ 14.7 (2)	$ 5.9
Net Income per Diluted Share	$ 0.70 (1)	$ 0.71 (2)	$ 0.29
Diluted Average Shares Outstanding	24.2	20.7	20.6
Working Capital	$ 55.0	$ 52.1	$ 31.8
Adjusted EBITDA	$ 46.0 (1)	$ 38.5 (2)	$ 22.3
Shareholders' Equity	$ 72.0 (1)	$ 57.5 (2)	$ 47.3

(1) Excludes $8.9 M loss related to change in fair value of warranty liability
(2) Excludes $7.6 M gain related to change in fair value of warrant liability

Quarterly Financial Highlights	Q1 2014	Q1 2013
Total Revenues	$ 47.8	$ 39.6
Net Income	$ 4.2 (1)	$ 2.5
Net Income per Diluted Share	$ 0.17 (1)	$ 0.12
Diluted Average Shares Outstanding	24.2	20.6
Working Capital	$ 53.0	$ 52.1
Adjusted EBITDA	$ 11.1 (1)	$ 7.4
Shareholders' Equity	$ 61.3	$ 65.1

(1) Excludes $8.9 M loss related to change in fair value of warranty liability

Adjusted EBITDA Reconciliation ($ in 000s)

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

Year	Adjusted EBITDA	Depreciation	Adj. EBIT	Warrants (Gain) / Loss	Interest Expense	Tax Provision	Net Income (Loss)	Net Income w/o Warrants
2012	22,296	7,668	14,628	-	5,513	3,223	5,892	5,892
2013	38,506	7,238	31,268	(7,626)	7,886	8,696	22,312	14,686
2014(E)	46,000	9,300	36,700	8,900	9,000	10,800	8,000	16,800
Q1 2013	7,436	1,635	5,801	-	1,669	1,631	2,501	2,501
Q1 2014	11,095	1,952	9,143	8,880	1,973	2,971	(4,681)	4,199

This document includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass managements' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass's business. We refer you to the documents that the Company files from time to time with the Securities and Exchange Commission which contain additional important factors that could cause actual results to differ from its current expectations and from the forward-looking statements made in this presentation. The Equity Group Inc. is retained by Tecnoglass to provide investor relations services.